                                                                   EXHIBIT 11(A)
                               VIALOG CORPORATION

            CALCULATION OF SHARES USED IN DETERMINING NET LOSS PER SHARE
                                  (Unaudited)

                                    Three Months Ended     Six Months Ended
                                         June 30,              June 30,
                                    --------------------  --------------------
                                      1999       2000       1999       2000
                                    ---------  ---------  ---------  ---------
Common stock, beginning of
 period...........................  8,399,066  9,137,854  3,693,672  9,133,569
Weighted average common shares
 issued during period, net........    163,183    235,372  3,446,474    137,559
Common stock options and warrants
 using the treasury stock method..        --         --         --         --
                                    ---------  ---------  ---------  ---------
                                    8,562,249  9,373,226  7,140,146  9,271,128
                                    =========  =========  =========  =========
Net loss (in thousands)...........  $  (5,208) $  (1,087) $  (6,925) $  (2,278)
                                    =========  =========  =========  =========
Basic and diluted net loss per
 share............................  $   (0.61) $   (0.12) $   (0.97) $   (0.25)
                                    =========  =========  =========  =========

                                       20